UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 29, 2012

INZON CORPORATION
(Exact name of registrant as specified in charter)

NEVADA	0-17345	41-1578316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

238 N.E. First Avenue, Delray Beach FL 33444
(Address of principal executive offices)

(561) 705-4983
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant

On February 29, 2012, various individuals (collectively, the “Sellers”), who hold the voting rights equivalent to 73.56% of the outstanding shares of common stock of InZon Corporation (the “Company”), entered into a stock purchase agreement (the “Agreement”) with Gemberry Investment Holding Group Limited (the “Purchaser”) to sell to the Purchaser all the Sellers shares of the Company’s common stock, consisting of 55,171,524 shares (the “Shares”).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Additionally, on February 29, 2012, each of David F. Levy, Richard Dea and Phillip Loh submitted his resignation as a member of the Board of Directors (the “Board”) of the Company. None of the resignations related to any disagreements between the members of the Board and the Company. Immediately prior to the resignation of the above members of the Board, Chun Ka Tsun and Bok Wong were appointed as new members of the Board.

Mr. Bok Wong is currently Chief Executive Officer and Chairman of Board, of Aspire International Inc.  Prior to that, he co-founded Perfisans Networks in February 2001, and has acted as its Vice President of Operations since its inception. Starting from November 2006, he is promoted by the Board of Director to be the President and CEO of the company.  Previously he co-founded Intervis Corporation, a system on a chip design consulting company. Mr. Wong was the principal consultant of Intervis from 1998 to 2000 and Director of ASIC Technology at Trebia from 2000 to February 2001. Mr. Wong has also worked with ATI Technologies, Genesis Microchip, and Philips in Hong Kong.

Mr. Chun Ka Tsun brings nearly fifteen years of international finance expertise to the table. Specializing in corporate restructuring, corporate finance, and mergers and acquisitions, he has worked with and represent companies of all sizes and configurations. He also brings listing experience in Korea, Toronto, Hong Kong, Frankfurt, and in the United States, as well as experience in the private equity arena.

Family Relationships

There are no family relationships between any of the Company’s directors or officers.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Compensatory Arrangements

The Company has not entered into any compensatory agreements with any of its directors.

SIGNATURES

Pursuant  to  the  requirements  of  the  Securities  Exchange  Act of 1934, the registrant  has  duly  caused this  report  to  be  signed on its behalf by the undersigned hereunto duly authorized.

INZON CORPORATION

March 1, 2012	By:	/s/ DAVID F. LEVY
David F. Levy
Chief Executive Officer